UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

_______________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

_______________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Excerpt from

The Coca-Cola Company

Annual Meeting Page

(Annual Meeting Voting Information)

Transcript of
Annual Meeting Page Welcome Video by
Jennifer Manning, Corporate Secretary and
Senior Vice President, Associate General Counsel of
The Coca-Cola Company

Hello, I’m Jennifer Manning, Associate General Counsel and Corporate Secretary of The Coca-Cola Company. I’m here to tell you a bit more about our Annual Meeting of Shareowners, which will be held virtually this year.

First and foremost, on behalf of the Board of Directors and my fellow employees at Coca-Cola, I want to thank you for your investment and your interest in our Company. Our webpage is a convenient way to get ready for the meeting. On the webpage, you can view important informational materials as well as vote your shares and submit questions in advance of the meeting. Like last year, we are again conducting a virtual Annual Meeting of Shareowners rather than bringing people together in a physical location. We are excited to continue employing the latest technology to provide expanded shareowner access while minimizing the costs for our shareowners and our Company.

Please check the Annual Meeting webpage or your proxy materials for specific information regarding registration and attendance. Our Annual Meeting is always a great opportunity to look back at our accomplishments and look forward to our future. We are proud of our strong results last year, notwithstanding many challenges, and we are confident that we are well-equipped for the future thanks to the incredible people we have around the world.

Your voice is vital to our future. Please vote your shares. You can vote in advance by signing and returning your proxy card or voting instruction form, using the phone or internet voting, or clicking the voting link on this page. You can also vote electronically during the Annual Meeting by following the instructions in our proxy statement to register to attend the meeting. As always, your proxy statement contains detailed information on the items up for a vote.

I hope you’ll join us for this year’s virtual Annual Shareowners’ Meeting. Again, thank you for your investment and your confidence in this great business as we work to refresh the world and make a difference.